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                                                                    EXHIBIT 21.1



                           Subsidiaries of Registrant

Name                                  Jurisdiction of Incorporation
----                                  -----------------------------
Integrated Silicon Solution, Inc.     Hong Kong
  (Hong Kong Limited)

Integrated Silicon Solution, Inc.     People's Republic of China
  (Suzhou)